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                                                                    EXHIBIT 99.1


ISABELLA BANK AND TRUST MARKETING DEPARTMENT
139 E. Broadway
Mt. Pleasant, MI  48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Isabella Bank and Trust
989-779-6309 Fax: 989-775-5501

                              FOR IMMEDIATE RELEASE

IBT BANCORP, INC. AND FARWELL STATE SAVINGS BANK MERGED

MT. PLEASANT, MICHIGAN -- OCTOBER 5, 2006

      The Board of Directors of IBT Bancorp is pleased to announce the shareholders of The Farwell State Savings Bank (FSSB) have approved joining the IBT Bancorp family of community banks. The closing of the merger of FSSB into Farmers State Bank of Breckenridge occurred October 3, 2006.

      IBT Bancorp paid $29.00 in cash and granted 3.0382 shares of IBT Bancorp common stock, valued at the market price of $38.18 when the definitive agreement was signed on December 22, 2005, for a total price of $145.00 per FSSB share. The total number of IBT Bancorp shares to be issued in conjunction with the merger will be approximately 797,475 shares to FSSB's 120 shareholders. Former FSSB shareholders will hold approximately 12.6% of the IBT Bancorp common shares outstanding. FSSB's assets and earnings will represent approximately 10.5% and 17.3%, respectively of the consolidated total for IBT Bancorp.

      With the FSSB addition, IBT Bancorp will have approximately $1.35 billion of assets under management. The corporation includes Isabella Bank and Trust, Farmers State Bank of Breckenridge, Isabella County Abstract Company, Mecosta County Abstract and Title Company, IBT Title -- Clare County, Benchmark Title Company of Greenville, Milltown Title of Grayling and Financial Group Information Services.